Exhibit 99.1

Contact:	John Leness
Corporate Counsel
253-850-3500

FLOW INTERNATIONAL TO CONVERT WARRANTS

KENT, Wash., April 20, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today announced its intention to convert all remaining common stock warrants issued in connection with its Private Investment in Public Equity transaction completed March 21, 2005 (“PIPE Transaction”). In connection with the PIPE Transaction, the Company issued warrants entitling the holders to purchase up to 1,747,307 shares of the Company’s common stock. To date, warrant holders have purchased 421,738 shares of common stock pursuant to the warrants.

The terms of the PIPE transaction allow the Company to force conversion of outstanding warrants to common stock if certain conditions are met. One of the most notable of the conditions is that the closing price for the Company’s stock for each of the 20 consecutive trading days prior to the date of the notice of conversion exceeds $8.14. This condition has been satisfied. Another condition is that the shares issuable upon exercise of the warrants must be registered. This condition was satisfied when the Company’s Form S-1 registration statement was declared effective on February 22, 2006. The conversion of the warrants to common stock will be completed as a cashless exercise, with each warrant holder receiving a number of shares based on the formula set forth in the warrant.

Pursuant to the terms of the warrant, the exercise date will be April 28, 2006, the fifth trading day following the day the Company notified the warrant holders of the conversion.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.